EXHIBIT 99.1

Community Capital Bancshares Announces
Second Quarter Earnings

ALBANY, Ga., July 20, 2007 - Community Capital Bancshares Inc. (Nasdaq: ALBY) today announced earnings for the six months ended June 30, 2007 of $482,000 or $0.16 per share. This compares with $771,000 or $0.26 for the six months ended June 30, 2006. Earnings for the three months ended June 30, 2007 were $71,000 or $0.02 per share.

Net income for the three months ended was negatively impacted by an additional loan loss provision necessary to provide for a potential loss on a single large construction loan. The additional provision for this loan was $375,000 which was based upon the costs required to complete the project. Also during the quarter, the Company recognized a gain of $222,000 from the sale of fixed assets. This was the sale of the assets used in the Charleston office.

Total assets as of June 30, 2007 were $266,504,000 as compared to $344,335,000 as of June 30, 2006. The decreased asset levels are the result the subsidiary banks efforts to remain compliant with the growth and capital restrictions of the Formal Agreements entered into with the OCC in July, 2006. During the second quarter of 2007, there were significant payoffs in loans originated in the Charleston, South Carolina market. These payoffs resulted in a reduction of outstanding loans and increased liquidity during the quarter.

John H. Monk Jr., President and CEO commented “The payoff of a significant portion of the loans originated in the Charleston, South Carolina market provides us with an opportunity to re-deploy these funds to high quality loans in our current markets. This re-deployment will help re-establish visibility in our current markets to provide momentum for future growth.”

About Community Capital Bancshares
Headquartered in Albany, Georgia, Community Capital Bancshares is the $266 million-asset holding company for Albany Bank & Trust and AB&T National Bank. Albany Bank & Trust has three banking locations in Albany, Georgia, while AB&T National Bank has offices in Dothan, Ala., and Auburn, Ala. The Company’s common stock is traded on the Nasdaq Capital Market under the symbol “ALBY”. For more information, please visit the Company’s website at www.comcapbancshares.com or contact David J. Baranko, CFO at 229-446-2201.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

###

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
June 30, 2007 and 2006

Assets	2007	2006

Cash and due from banks	$5,202,000	$7,829,000
Federal funds sold	25,507,000	2,978,000
Securities available for sale, at fair value	43,403,000	44,336,000

Loans	176,392,000	268,714,000
Less allowance for loan losses	5,821,000	3,455,000
Loans, net	170,571,000	265,259,000

Premises and equipment	6,673,000	9,076,000
Goodwill and other intgangible assets	2,555,000	2,594,000
Other assets	12,593,000	12,263,000

	$266,504,000	$344,335,000

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$19,055,000	$22,230,000
Interest-bearing	187,565,000	263,630,000
Total deposits	206,620,000	285,860,000
Other borrowings	31,124,000	29,124,000
Other liabilities	1,491,000	3,120,000
Total liabilities	239,235,000	318,104,000

Total stockholders' equity	27,269,000	26,231,000
	$266,504,000	$344,335,000

COMMUNITY CAPITAL BANCSHARES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2007	2006	2007	2006
Interest income
Loans	$4,163,000	$5,423,000	$8,900,000	$10,253,000
Investments	562,000	479,000	1,071,000	1,132,000
Total interest income	4,725,000	5,902,000	9,971,000	11,385,000

Interest expense
Deposits	2,126,000	2,511,000	4,471,000	4,721,000
Other borrowed money	385,000	413,000	761,000	861,000
Total interest expense	2,511,000	2,924,000	5,232,000	5,582,000

Net interest income	2,214,000	2,978,000	4,739,000	5,803,000
Provision for loan losses	443,000	334,000	684,000	812,000
Net interest income after provision for loan losses	1,771,000	2,644,000	4,055,000	4,991,000

Other income
Service charges on deposit accounts	232,000	343,000	466,000	655,000
Other operating income	370,000	411,000	587,000	751,000
Total other income	602,000	754,000	1,053,000	1,406,000

Other expenses
Salaries and employee benefits	1,263,000	1,291,000	2,374,000	2,718,000
Equipment and occupancy expenses	305,000	318,000	583,000	635,000
Other operating expenses	735,000	891,000	1,477,000	1,914,000
Total other expenses	2,303,000	2,500,000	4,434,000	5,267,000

Income before income taxes	70,000	898,000	674,000	1,130,000

Income tax expense	(1,000)	286,000	191,000	359,000

Net income	$71,000	$612,000	$483,000	$771,000

Basic earnings per share	$0.02	$0.21	$0.16	$0.26

Diluted earnings per share	$0.02	$0.20	$0.16	$0.25

Weighted average common shares outstanding	3,071,883	2,929,516	3,030,244	2,922,284
Weighted average diluted common shares outstanding	3,133,957	3,006,290	3,099,647	3,010,042